Prospect Capital Provides Financing for Private Equity Sponsor's Acquisition of American Gilsonite Company

NEW YORK, NY -- 03/17/2008 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has provided debt financing of $14.5 million to support the acquisition by a private equity sponsor of American Gilsonite Company ("AGC"), a specialty mineral company with operations based in Bonanza, Utah.

Formed in 1946 with predecessors dating back to 1885, AGC is the world's leading producer of the asphaltum mineral marketed under the brand name "Gilsonite." Gilsonite's unique chemical and physical properties create significant value for customers in a variety of end-user markets, including oil and gas, inks and paints, asphalt and foundry. AGC produces more than an estimated 80% of the Gilsonite consumed worldwide, and has rights to more than 20 years of proven reserves.

Prospect's debt investment supports the acquisition of AGC by Palladium Equity Partners ("Palladium"), a private equity firm based in New York with more than $900 million of assets under management. Prospect also made an equity co-investment in AGC alongside Palladium.

"We appreciate having a dependable financing relationship with the Prospect team," said Kevin Reymond, a Managing Director with Palladium. "In addition, Prospect's experience in energy and industrial sectors provided substantial value to our assessment of the investment opportunity."

"AGC is a repeat transaction between Prospect and Palladium, and we greatly value the relationship," stated Montgomery Cook, a Managing Director with Prospect Capital Management. "We expect our sponsor finance business to continue to grow as we see an increasing array of attractive opportunities in the marketplace."

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577